Exhibit 10.1

RETIREMENT AND SEPARATION AGREEMENT

This Retirement and Separation Agreement (“Agreement”) is entered into by and between Max Re Capital Ltd. (the “Company”) and Keith S. Hynes (“Executive”).

WHEREAS, the Company has employed Executive as Chief Financial Officer and Executive Vice President pursuant to an Employment Agreement dated as of December 15, 1999 (the “Employment Agreement”); and

WHEREAS, Executive has decided to retire from his position as Chief Financial Officer and Executive Vice President of the Company; and

WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions of Executive’s retirement from the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, it is hereby agreed as follows:

1. Executive will retire as a director, officer, employee and representative of the Company and its affiliates, including but not limited to his position as Chief Financial Officer and Executive Vice President, effective March 31, 2007. Upon the execution of this Agreement, Executive shall sign the letter attached as Schedule A documenting his resignation from any and all positions he previously held. Executive also represents and warrants that all pre-termination transactions involving the Company’s common shares and other securities during the current fiscal year that are reportable under Section 16 of the Securities Exchange Act have been reported on a Form 4 or Form 5, as applicable.

2. In lieu of any payments and benefits described in the Employment Agreement upon a termination of employment, including, without limitation, Sections 5.10 and 5.11 thereof, the parties have agreed that in consideration of the benefits provided in this Agreement, Executive shall receive the following payments and benefits. Accordingly, the severance pay provisions of the Employment Agreement, including, without limitation, Sections 5.10 and 5.11, shall be null and void.

(a) Payments in the total amount of $850,000 (U.S.) payable as follows: (i) the first payment, of $212,500 (U.S.) (“Initial Payment”) shall be made no later than October 10, 2007 (and no sooner than October 1, 2007); and (ii) the remaining $637,500 shall be paid in equal installments over the course of eighteen (18) months beginning on the first payroll date following the Initial Payment in accordance with the Company’s regular payroll practices.

(b) Health, vision, and dental benefits and/or reimbursement for such benefits as follows: (i) if Executive pays through September 30, 2007 the costs of his continued benefits under the health, vision, and dental plans in which he participated up to the date of his retirement, the Company shall reimburse him for such costs in a lump sum payment no later than October 10, 2007 (and no sooner than October 1, 2007); and (ii) from October 1, 2007 through December 31, 2007, the Company shall pay the costs of maintaining Executive’s continued benefits under such health, vision, and dental plan(s). Executive agrees that all other benefits and perquisites he received from the Company, including without limitation country club dues, housing allowance, and auto allowance, shall cease as of March 31, 2007. For avoidance of doubt, (i) on or before April 10, 2007, Executive shall receive an amount representing his accrued but unused vacation time for 2007 (if any) as determined by the Company and (ii) Executive shall not be entitled to any Bonus for 2007.

(c) Executive agrees that he retired from the Company of his own free will, and that the terms of his various restrictive covenants, as set forth in Paragraph 3 below, are valid and enforceable. Executive acknowledges that the Company is relying on his representations in this Paragraph 2(c) in entering into this Agreement, and it shall have the right to obtain injunctive relief as set forth in Section 4.2 of the Employment Agreement in addition to any other remedies it may have, should Executive breach any of the restrictive covenants referenced in Paragraph 3 (or directly or indirectly challenge the lawfullness of any of these covenants).

3. Executive acknowledges that as the Company’s Chief Financial Officer and Executive Vice President, he had access to substantial Confidential Information, including but not limited to information regarding the Company’s clients, customers, goals, strategies, pricing, and trade secrets. Executive further acknowledges that should he become employed by or in any way affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such competitor. Therefore, and in light of the payments Executive is eligible to receive under this Agreement through March 31, 2009, Executive hereby covenants as follows: All terms and covenants in Article IV of the Employment Agreement (including Sections 4.1(a), (b), (c), (d), and (e) and Section 4.2 thereof) shall continue in full force and effect. In addition, Executive agrees that he will not accept any directorships with any other company or entity prior to March 31, 2009 unless he receives prior written consent of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which consent shall not be denied unless in the reasonable judgment of the Committee such directorship(s) would violate the letter or spirit of this Agreement; provided, further that the Committee agrees that such consent is deemed granted with respect to Executive’s directorship with CRM Holdings Ltd.

4. Equity Awards. Schedule B hereto sets forth all of Executive’s outstanding equity awards with the Company as of his termination of employment. It is mutually agreed that, to the extent necessary to give effect to the terms of Schedule B, the relevant sections of each of the applicable award agreements governing vesting and exercising rights upon termination shall be superseded and replaced by the vesting and exercise terms set forth in Schedule B. All other provisions of the relevant award agreements shall remain in full force and effect in accordance with their respective terms.

5. Deferred Compensation Account. Executive’s rights under the Company’s Deferred Compensation Plan shall be in accordance with the terms of the Plan documents and any currently existing elections regarding withdrawal on termination, provided, however, that Executive shall not otherwise remove any amount(s) from the Plan before October 1, 2007. Executive shall contact the third party administrator of the Plan to assess his options under the Plan in a manner consistent herewith. It is mutually agreed that after March 31, 2007, Executive will not receive additional contributions from the Company with respect to his deferred compensation account.

6. Any rights Executive may have to indemnification or advancement of expenses to which he is otherwise entitled under applicable law, the Company’s Bye-Laws, or the Employment Agreement shall be unaffected by this Agreement.

7. In connection with the consideration Executive receives under this Agreement, Executive agrees that through March 31, 2009, he will make reasonable efforts to answer Company inquiries that may arise regarding matters on which he may have knowledge or information. Company agrees that Executive’s cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal or professional obligations and that any reasonable expenses incurred by Executive in complying with this Section 7 will be reimbursed by the Company. Executive also agrees that if he is subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify on any matter relating in whole or in part to his employment or affiliation with the Company, Executive will deliver a copy of the subpoena to the Company, care of the office of the General Counsel, by hand and/or overnight courier, within three (3) days of receiving such subpoena.

8. In consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel:

(a) Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns, and all of their respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents (collectively, “Company Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, and liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment and/or directorship with the Company and its affiliates, and/or his separation from the Company and/or its affiliates, and including any statutory claims, and any other matters of whatever kind, nature, or description, whether known or unknown. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, deferred compensation, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, and/or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, handicap, medical condition, and/or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget

Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) and any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Bermuda Employment Act 2000; the Bermuda Human Rights Act 1981; and any and all foreign, federal, state, and local laws, common law, and case law, including but not limited to all statues, regulations, common law, and other laws in place in Bermuda and/or the state of New York.

(b) Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. If Executive does not sign and return this Agreement within twenty-one (21) days, the Company’s offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void. This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of the Agreement. Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to: Sarene Bourdages, General Counsel, Max Re Capital Ltd., via overnight courier or facsimile (441-296-8811). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing it, this Agreement and the promises contained herein (including, but not limited to the obligation of the Company to provide the payments, benefits, and other things of value set forth in this Agreement or the Employment Agreement) shall automatically be null and void.

(c) Executive agrees never to file a lawsuit of any kind with any court or arbitrator against the Company or any Company Released Parties; provided, however, that the Executive shall not be prohibited from bringing an arbitration proceeding as set forth in Paragraph 9 to enforce Executive’s rights under this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company, or any other person or entity released under Paragraph 8(a) above, asserting any claims whatsoever, provided, however, that nothing in this Paragraph 8 shall prevent the Executive from (i) initiating an action to challenge the validity of his release of rights under the ADEA herein or (ii) filing a charge with, or participating in an investigation by, any local, state, federal, or other governmental agency.

(d) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(e) If Executive should breach any of his obligations under this Agreement or the terms of Section 4.1 of the Employment Agreement, the Company shall have no further obligation to make the payments and benefits described in this Agreement or the Employment Agreement and shall have all other remedies available to it in law and/or equity.

9. Any disputes arising under this Agreement shall be submitted to arbitration in accordance with the terms set forth in the Employment Agreement.

10. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

11. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and the court shall have the authority to strike the offending portion(s), with all other provisions of the Agreement remaining in full force and effect. Furthermore, such court shall have authority to reformulate or “blue pencil” such invalid or unenforceable provision to preserve the intent of the parties hereto.

12. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13. This Agreement may be executed in counterparts, each of which shall be deemed an original.

14. This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

15. The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had the opportunity to have the provisions of the Agreement explained to him by his own counsel, who has answered to his satisfaction any questions he has asked with regard to the meaning of any of the provisions of the Agreement; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.

16. This Agreement shall be deemed to satisfy all Notice requirements under the Employment Agreement, including but not limited to those regarding the termination of Executive’s employment, and no additional notices shall be required to or by either the Company or Executive.

17. Executive will be solely responsible for payment of all taxes in connection with the amounts he receives under this Agreement. Executive agrees to indemnify, protect, defend, release, and hold harmless the Company from and against any and all tax liability or penalties arising from, or in connection with, his failure to pay all such taxes.

18. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s retirement from the Company and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company, whether written or oral, or any of its predecessors or affiliates, including, but not limited to, the Employment Agreement. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any and all other agreements, whether written or oral, between Executive and the Company. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s retirement from the Company that is not contained in this Agreement shall be valid or binding. Except as specifically provided herein, Executive acknowledges and agrees that he is not entitled to any other payments or benefits from the Company upon his termination of employment (or in conjunction with his termination of service as a director). Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

19. Trading Policy. It is mutually agreed that Executive will remain subject to the Company’s “Procedures and Policies Governing Securities Trading by Employees, Officers and Directors” until after the close of trading on the date two full trading days following the Company’s widespread public release of operating results for the quarter ended March 31, 2007. It is further agreed that after such date, Executive no longer will be restricted to trading only during the so-called “Trading Windows”; provided, however, that Executive will remain subject to all prohibitions against insider trading.

20. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles.

WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

MAX RE CAPITAL LTD.

Dated: March 6, 2007	By:	Peter A. Minton

	Signature:	/s/ Peter A. Minton

	Title:	Executive Vice President

I HAVE READ AND UNDERSTOOD THIS AGREEMENT AND AM IN AGREEMENT WITH ITS TERMS.

Dated: March 6, 2007	/s/ Keith S. Hynes
Keith S. Hynes

SCHEDULE A

March 31, 2007

Max Re Ltd.

Max Re House

2 Front Street

Hamilton HM 11

Bermuda

Attn:	Sarene A. Bourdages

Senior Vice President & General Counsel

To Whom It May Concern:

Effective as of March 31, 2007, I hereby tender my resignations from any and all positions I hold as a director, officer, employee, agent, or representative of Max Re Capital Ltd. and/or its subsidiaries, including but not limited to the following:

Executive Vice President of Max Re Capital Ltd.

Chief Financial Officer of Max Re Capital Ltd.

Executive Vice President of Max Re Ltd.

Chief Financial Officer of Max Re Ltd.

Officer of Grand Central Re Limited

Director of Max Europe Holdings Limited

Director of Max Insurance Europe Limited

Director of Max Re Diversified Ltd.

Director of Max Re Managers Ltd.

Director of Max Re Europe Limited

Sincerely,

Keith S. Hynes

SCHEDULE B

Grant Summary Report

Keith S. Hynes

March 31, 2007

Grant Date	Grant Price	Granted	Vested		Unvested	Outstanding Exercisable	Exercised	Exercise Period Through
Warrants
12/22/1999	$ 15.00	140,000	140,000		0	140,000	0	9/30/2007
6/29/2000	$ 15.00	240	240		0	240	0	9/30/2007
1/1/2001	$ 16.00	2,245	2,245		0	2,245	0	9/30/2007
5/22/2001	$ 18.00	4,167	4,167		0	4,167	0	9/30/2007
8/17/2001	$ 16.00	40,000	40,000		0	40,000	0	9/30/2007

	Exercisability of Warrants after termination: The period of time the warrants remain exercisable following termination is addressed in the Warrant Agreements (and the Employment Contract with respect to the first grant), as amended per the “Exercise Period” column noted above.

Options								Exercise Period Through
1/1/2001	$ 16.00	10,000	10,000		0	10,000	0	3/31/2008
1/1/2001	$ 16.00	30,000	30,000		0	22,000	8,000	3/31/2008
8/13/2001	$ 16.00	30,000	30,000		0	30,000	0	3/31/2008
1/1/2002	$ 15.66	50,000	50,000		0	50,000	0	3/31/2008
12/1/2005	$ 26.56	4,819	4,819		0	4,819	0	3/31/2008

	Exercisability of Options after termination: The period of time the options remain exercisable following termination is addressed in the Option Agreements. These time periods have been amended by this Agreement, as per the “Exercise Period” column noted above.

Restricted Stock								Pro Rata Vesting through 3/31/08
1/1/2001		15,000	15,000		0	n/a	n/a
1/31/2003		21,000	21,000		0	n/a	n/a
1/30/2004		30,000	30,000	(a)	0	n/a	n/a
2/7/2005		15,000	0		15,000	n/a	n/a	15,000
2/16/2006		20,000	0		20,000	n/a	n/a	14,137

(a) Vests 1/30/2007

	Vesting of Shares: The Restricted Share Agreements generally provide for three year cliff vesting. Per the terms of this Agreement, Executive’s unvested Restricted Stock shall continue vesting through March 31, 2008 as per the “Pro Rata Vesting” column noted above.